Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE	Contacts:	Alan Krenek, Chief Financial Officer
Basic Energy Services, Inc.
432-620-5510

Jack Lascar/Sheila Stuewe
DRG&L / 713-529-6600
BASIC ENERGY SERVICES, INC. PRICES PRIVATE OFFERING OF SENIOR NOTES
MIDLAND, Texas — February 3, 2011 — Basic Energy Services, Inc. (NYSE: BAS) announced today that it has priced an upsized private offering of $275 million of Senior Notes due 2019, which will bear interest at a rate of 7.750% per annum, increased from the previously announced amount of $250 million. The notes are being sold at 100.000% of their face amount. Basic Energy Services expects to close the sale of the notes on February 15, 2011, subject to the satisfaction of customary closing conditions. Basic Energy Services intends to use the net proceeds from the offering, after discounts and estimated offering expenses, to fund its pending tender offer and consent solicitation for its existing 11.625% Senior Secured Notes due 2014 (“Senior Secured Notes”) and to redeem any of the Senior Secured Notes not purchased in the tender offer, and the remainder for general corporate purposes.
The notes have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or applicable state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state laws. This announcement shall not constitute an offer to sell or the solicitation of an offer to buy the notes.
This press release contains forward-looking statements. Forward-looking statements give our current expectations or forecasts of future events based on assumptions and estimations that management believes are reasonable given currently available information. Forward-looking statements in this press release relate to, among other things, the closing of the offering and the use of proceeds therefrom. Information on risks and uncertainties that could cause actual results to differ materially from those contemplated by the forward-looking statements is available in Basic Energy Services’ filings with the Securities and Exchange Commission.
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